EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements and amendments thereto:

Form S-8 No. 333-115851
Form S-3 No. 333-113710
Form S-8 No. 333-130916
Form S-3 No. 333-135549
Form S-8 No. 333-135525
Form S-3 No. 333-150561
Form S-4 No. 333-144497
Form S-3 No. 333-115288

of Sun Healthcare Group, Inc. of our reports dated March 5, 2008 (except for Notes 1 and 8(b) as to which the date is March 3, 2009), with respect to the consolidated financial statements and schedule of Sun Healthcare Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Dallas, Texas
March 3, 2009